                                                                Exhibit (d)(vii)

September 19, 2007


Randall W. Merk
President and Chief Executive Officer
Schwab Investments
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab(R) Premier Income Fund

Dear Mr. Merk:

This letter will confirm our agreement to limit net operating expenses of the above-named fund, as noted in the table below and described in the fund's registration statement filed with the Securities and Exchange Commission.

            FUND                           PROPOSED OER CAP AND EXPIRATION DATE

-----------------------------------------------------------------------------------------
SCHWAB(R) PREMIER INCOME FUND     0 bps; to expire 1/31/08     87 bps; to expire 6/30/09
   Investor Shares
-----------------------------------------------------------------------------------------
SCHWAB(R) PREMIER INCOME FUND     0 bps; to expire 1/31/08     72 bps; to expire 6/30/09
   Select Shares
-----------------------------------------------------------------------------------------
SCHWAB(R) PREMIER INCOME FUND     0 bps; to expire 1/31/08     63 bps; to expire 6/30/09
   Institutional Shares
-----------------------------------------------------------------------------------------

Sincerely,


     /s/ George Pereira                           /s/ Carolyn Stewart
------------------------------------------  ----------------------------------------
George Pereira                              Carolyn Stewart
Senior Vice President and                   Vice President
Chief Financial Officer                     Product Strategy and Product Management
Charles Schwab Investment Management, Inc.  Charles Schwab & Co., Inc.


cc:  Clinton, Michael
     Felton, Koji
     Gao, Zuogang
     Gergova, Mila
     Hafner, Jennifer
     Hand, Gregory
     Maddock, Keith
     Pierce, James
     Schantz, Steven
     Waters, Patrick
     Zuckerman, Philippa